EXHIBIT 23.2

CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 of Allis-Chalmers Energy Inc. and to the inclusion therein of our report dated March 3, 2004, except as to Note 11, which is June 10, 2004, and Notes 2, 17 and 19, which is February 10, 2005, with respect to the consolidated financial statements of Allis-Chalmers Energy Inc. as of December 31, 2003, and for each of the two years ended December 31, 2003.

/s/ GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
June 22, 2005